UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 13, 2015

METLIFE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15787	13-4075851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue, New York, New York	10166-0188
(Address of Principal Executive Offices)	(Zip Code)

212-578-9500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

MetLife, Inc.’s (the “Company”) Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 10-K”) disclosed that the Company calculates an internally defined combined risk-based capital ratio (“Combined RBC Ratio”). The Company has determined that its Combined RBC Ratio at December 31, 2014 was 398%, instead of in excess of 400% as previously reported in the 2014 10-K and 410% as previously communicated on the Company’s first quarter 2015 earnings call. The correction has no other impact on the financial statements in the 2014 10-K.

The Company has determined that this correction was necessary as a result of an internal review of risk-based capital (“RBC”) models of its insurance subsidiaries. In performing this review, management concluded that an adjustment was needed to a component of the RBC ratio of a Company subsidiary, MetLife Insurance Company USA (“MetLife USA”), relating to the amount of projected claims on certain variable annuities with guaranteed lifetime withdrawal benefits. The RBC ratio for MetLife USA at December 31, 2014 remains in excess of 350% as previously reported in that company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The correction did not impact MetLife USA’s statutory capital and surplus or statutory net income as of and for the year ended December 31, 2014.

The MetLife USA RBC ratio and the Company’s Combined RBC Ratio for years prior to 2014 are not affected by this correction. The guarantees associated with the variable annuities in question were reinsured by a former offshore reinsurance subsidiary of the Company that mainly reinsured guarantees associated with variable annuity products. In November 2014, MetLife USA merged with that former offshore reinsurer and two U.S. insurance company subsidiaries of the Company. The surviving entity of the mergers was MetLife USA. The mergers have provided increased transparency relative to the Company’s capital allocation and variable annuity risk management. The merger was a complex undertaking that was part of MetLife’s larger effort to de-risk its variable annuity business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.

By:	/s/ Timothy J. Ring
Name:	Timothy J. Ring
Title:	Senior Vice President and Secretary

Date: October 13, 2015

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